Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of August 6, 2026 (the “Effective Date”) by and between Amaero Inc., a Delaware corporation (the “Company”), and Hank Holland (“Executive”) (collectively, the “Parties,” and each, a “Party”).

R E C I T A L S

WHEREAS, the Company desires to continue to retain the services of Executive as the Company’s Chief Executive Officer and to have Executive serve as Chair of the Company’s Board of Directors (the “Board”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Executive desires to continue to provide services to the Company pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, Executive and the Company (or an affiliate of the Company) are parties to that certain offer letter dated August 24, 2023 (the “Prior Offer Letter”), and the Parties intend that, as of the Effective Date, this Agreement will supersede and replace the Prior Offer Letter in its entirety; and

WHEREAS, as a condition of the compensation and benefits provided under this Agreement, Executive is required to execute and comply with the Confidentiality Agreement and the Non-Competition Agreement (each as defined in Section 13 below).

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1)
Duties and Scope of Employment.
a)
Positions and Duties. Executive currently serves as, and will continue to serve as, the Chief Executive Officer of the Company (the “CEO”) and as Chair of the Board. Executive will report to the Board and will have the duties, responsibilities and authority commensurate with the position of CEO, together with such other duties consistent with such position as may reasonably be assigned to Executive by the Board. In performing Executive’s duties, Executive will be available for reasonable travel as the needs of the business require. The period of Executive’s employment under this Agreement is referred to as the “Employment Term.”
b)
Board Membership; Chair; Director Compensation. Executive currently serves as, and will continue to serve as, a member of the Board and as its Chair. For so long as Executive serves as CEO, subject to applicable law and the rules of any exchange on which the Company’s securities are listed, the Board (or its nominating and governance committee) will nominate Executive for reelection to the Board at each annual meeting at which Executive is subject to reelection; Executive’s service on the Board is subject to any shareholder approval required under applicable law and the rules of any exchange on which the Company’s securities are listed. Executive will receive no additional compensation for his service as a member of the Board other than his compensation provided for in this Agreement. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board and each committee thereof (and from all other positions held with the Company and its affiliates) as of the end of employment, without further action, and Executive will cooperate to confirm such resignations.

c)
Other Entities. Executive agrees to serve, without additional compensation, as an officer and director of the Company’s subsidiaries and other affiliates as reasonably requested by the Company.
d)
Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will perform Executive’s duties faithfully and to the best of Executive’s ability and will comply with the Company’s policies and codes of conduct (including any insider trading and clawback policies) as in effect from time to time. During the Employment Term, Executive will not engage in any other employment, occupation or consulting activity for any direct or indirect remuneration (other than receiving consulting services payments from JP Morgan through February 2027 and receiving management fees from Pegasus Growth Capital Fund I) without the prior approval of the Board (which approval will not be unreasonably withheld); provided that Executive may, without approval (but consistent with Company policy and the Non-Competition Agreement), serve with civic, educational or charitable organizations, so long as such activities do not create an actual or potential conflict of interest and do not, individually or in the aggregate, interfere with Executive’s obligations to the Company.
2)
Employment Term. The Employment Term will commence on July 1, 2026 and, unless earlier terminated in accordance with this Agreement, will continue through June 30, 2030 (the “Scheduled Expiration Date”). The Employment Term will automatically continue after the Scheduled Expiration Date, and any continued employment thereafter without a new written agreement will be “at-will.” Notwithstanding the foregoing, Executive’s employment may be terminated at any time during the Employment Term, including prior to the Scheduled Expiration Date, as provided in Sections 5 through 8. If Executive transitions from the role of CEO to the role of Executive Chairman at any time after the second anniversary of the Effective Date (i.e., on or after July 1, 2028) and during the Employment Term, the terms of this Agreement, including all compensation arrangements described in this proposal, will remain unchanged and will continue in full force until the Scheduled Expiration Date.
3)
Compensation.
a)
Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at the rate of $750,000 per year (the “Base Salary”). The Base Salary will be paid in accordance with the Company’s normal payroll practices and subject to required withholdings. The Base Salary will be reviewed periodically and may be adjusted from time to time by the Board or the Remuneration and Nomination Committee of the Board (the “Committee”).
b)
IPO Bonus. Executive will be eligible to receive a one-time cash bonus equal to $750,000, earned and payable within thirty (30) days after the effective date of the registration statement filed for the U.S. Securities and Exchange Commission for the Company’s initial public offering (the “IPO Date”), subject to Executive’s continuous employment with the Company through such date. The IPO bonus will be subject to applicable withholdings.
c)
Annual Short-Term Incentive. During the Employment Term, Executive will be eligible to earn an annual short-term cash incentive award (the “STI”) upon achievement of performance objectives to be determined by the Committee. Executive’s target STI opportunity is 100% of Base Salary, and Executive’s STI minimum and maximum are 75% and 200% of Base Salary, respectively. Any payout is determined on a linear (straight-line) interpolated basis, rather than on a stepped or cliff basis, according to the degree of achievement between the minimum target threshold and the target threshold and again between the target threshold and the maximum target threshold; payout scales continuously from the 75% minimum threshold, through the 100%-of-base-salary target payout at

100% achievement of target, up to the 200%-of-base-salary maximum upon achievement of the maximum performance target(s), subject in all cases to the overall cap of 200% of base salary. The STI is a cash award measured over the calendar year and, to the extent earned, as determined by the Board or the Committee, will be paid following the end of the applicable calendar year, but in no event later than March 15 of the calendar year following the calendar year to which the STI relates. Executive’s STI for the 2026 calendar year will be assessed over the full 2026 calendar year (based on the $750,000 Base Salary for 2026) and will not be pro-rated for the July 1, 2026 commencement of the Employment Term. Except as otherwise expressly provided in Sections 7 and 8, receipt of any STI is contingent on Executive’s continued employment with the Company through the date the STI is earned, and any STI for a calendar year will not be considered earned if Executive’s employment terminates before December 31 of the calendar year to which the STI relates.
d)
Equity Awards. The equity awards described in this Section 3 are each subject to: (i) approval by the Board or the Committee, with the approval of any award to Executive, and any related discretionary determination concerning Executive’s own awards, to be made by the non-conflicted members of the Board, with Executive recused; (ii) approval by the Company’s shareholders to the extent required under applicable law or the rules of any exchange on which the Company’s securities are listed; (iii) the terms and conditions of the applicable Company equity incentive plan (the “Equity Plan”) and an award agreement issued thereunder; and (iv) Executive remaining employed with the Company through the applicable grant date. Each award will be in the form of restricted stock units to acquire shares of common stock of the Company (“RSUs”), and, where not fixed below, the number of RSUs comprising each award will be fixed on the applicable measurement date as described below.
i)
Sign-on Grant. As soon as practicable hereafter, the Company will grant Executive a one-time RSU award for a total of 30,000,000 CHESS depositary interests (“CDIs’) with each CDI representing a beneficial interest in 1/40th of a share of Common Stock as of the Effective Date (the “Sign-on Grant”). The Sign-on Grant will vest in equal annual installments on the first, second, third, and fourth anniversaries of the grant date, in each case subject to Executive’s continued service through such date or otherwise as provided in Sections 7 and 8. If the Company is listed on a U.S. securities exchange at the time any RSUs vest, Executive will have the ability to elect to receive his vested CDIs in the form of shares of Company Common Stock at the ratio of 40 CDIs to one share of Company Common Stock.
ii)
IPO Grant. Effective on the effective date of the first S-8 registration statement filed on or after the IPO Date, the Company will grant Executive a one-time RSU award with an aggregate grant value of $750,000 (the “IPO Grant”). The number of RSUs underlying the IPO Grant will be determined by dividing $750,000 by the initial public offering price per share (the price to the public in the offering), with such amount rounded to the nearest whole share. The IPO Grant will vest 50% on the first anniversary of the IPO Date and 50% on the second anniversary of the IPO Date, in each case subject to Executive’s continued service through such date or otherwise as provided in Sections 7 and 8.
iii)
PSU Grant. As soon as practicable hereafter, the Company will grant Executive a one-time performance RSU award (“PSU”) for a total of 30,000,000 CDIs with each CDI representing a beneficial interest in 1/40th of a share of Common Stock as of the Effective Date (the “PSU Grant”). The PSUs are earned following the IPO Date based on the achievement of share-price hurdles, measured as the 20-trading-day volume-weighted average closing price (“VWAP”) of the Company's CDIs, in three equal tranches of 10,000,000 PSUs each: 10,000,000 PSUs are earned if the 20-day VWAP CDI price equals or exceeds A$0.50; a further 10,000,000 PSUs are earned if the 20-day VWAP CDI price equals or exceeds A$0.75; and a further 10,000,000 PSUs are earned if the 20-day VWAP CDI price equals or exceeds A$1.00. For each tranche that is earned, 50% of the earned PSUs vest upon achievement of the applicable share-price hurdle, and the remaining 50% vest on the later of (i) the second anniversary of the grant date of the PSU Grant and (ii) achievement of the applicable share price hurdle, in each case subject to Executive's continued service through the applicable vesting date. Following the IPO Date, the number of CDIs corresponding to each tranche will be proportionately converted into a number of shares of Common Stock and the VWAP CDI price targets will be proportionately converted into a Common Stock price target in U.S. dollars. If the Company is listed on a U.S. securities exchange at the time any RSUs vest, Executive will have the ability to elect to receive his vested CDIs in the form of shares of Company Common Stock at the ratio of 40 CDIs to one share of Company Common Stock. Any portion of the PSU Grant eligible to vest after the Scheduled Expiration Date will continue to be eligible to vest in accordance with the applicable award agreement for up to one year following the end of the Scheduled Expiration Date, provided Executive remains in compliance with the Non-Competition Agreement. Any then-unvested portion of the PSU Grant will be forfeited upon a breach of the Non-Competition Agreement or on June 30, 2031, whichever comes earlier.
4)
Additional Benefits.
a)
Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans, policies and arrangements currently and hereafter maintained by the Company of general applicability to similarly situated senior executives of the Company, subject to the terms and conditions of the applicable policies and plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
b)
Housing Allowance. The Company will provide Executive an annual housing allowance of $200,000 each year during the Employment Term (the “Housing Allowance”).
c)
Key-Man Life Insurance. During the Employment Term, the Company will provide and maintain a $10,000,000 life insurance benefit on Executive’s life. The premiums will be paid by the Company; the death benefit will be payable to Executive’s estate or to such beneficiaries as Executive may designate; and the Company will have no beneficial interest in, and will not be a beneficiary of, the policy proceeds. To the extent required under applicable law, the premiums will be treated as taxable compensation to Executive, and the Company will provide a gross-up payment so that the benefit is provided to Executive on an after-tax basis.
d)
Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any formal guidance issued thereunder (“Section 409A”).

5)
Termination on Death or Disability.
a)
Effectiveness. Executive’s employment will terminate automatically upon Executive’s death or, upon fourteen (14) days’ prior written notice from the Company, in the event of Executive’s Disability.
b)
Effect of Termination. Subject to the rules of any exchange on which the Company’s securities are listed, upon a termination for death or Disability, Executive (or Executive’s estate) will be entitled to the Accrued Entitlements (as defined in Section 10 below) and no other severance or benefits of any kind, except as required by applicable law.
6)
Involuntary Termination for Cause; Resignation.
a)
Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause, and Executive may resign at any time. Termination for Cause, or Executive’s resignation, shall be effective on the date either Party gives notice to the other Party of such termination or resignation under this Agreement, unless otherwise agreed by the Parties. A resignation that is accelerated by the Company shall continue to be construed as a resignation under this Agreement.
b)
Effect of Termination. Subject to the rules of any exchange on which the Company’s securities are listed, in the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation, Executive will be entitled to receive the Accrued Entitlements (as defined in Section 10 below) and no other severance or benefits of any kind, except as required by applicable law.
7)
Involuntary Termination Without Cause or Resignation for Good Reason.
a)
Severance. If, during the Employment Term, the Company terminates Executive’s employment without Cause (other than due to death or Disability) or resigns for Good Reason, then, subject to Section 9, applicable law and the rules of any exchange on which the Company’s securities are listed, Executive will be entitled to receive:
i)
the Accrued Entitlements;
ii)
full accelerated vesting of all then-outstanding and unvested Company equity awards (including the Sign-on Grant, the IPO Grant, and the PSU Grant); provided that any grant not yet made as of the termination date will not be granted; and
iii)
no other severance or benefits of any kind, except as required by law.
8)
Single-Trigger Equity Acceleration. Subject to the rules of any exchange on which the Company’s securities are listed, upon the occurrence of a Change in Control during the Employment Term, all then-outstanding and unvested portions of the Sign-on Grant and the IPO Grant that has been made will vest in full, effective immediately prior to (and contingent upon) the consummation of the Change in Control. The vesting of the PSU Grant will be calculated according to the price per share as agreed in such Change in Control, and will take into account the proportion of the share price hurdle achieved as of such Change in Control (e.g. if the price per share in the Change in Control is exactly half way between A$0.75 and A$1.00, then half of the third tranche shall be eligible to vest, as determined by the Board in the Board’s sole discretion). Notwithstanding the foregoing, the Company reserves the right to apply a “double-trigger” vesting arrangement in either of the following circumstances arising during the four-year term of the employment agreement: (i) if the Company transitions to a sole U.S. listing (that is, the Company ceases to be listed on the ASX); or (ii) if the Company remains dual-listed but obtains a waiver of the relevant requirement from the ASX or is otherwise exempt from the applicable ASX Listing Rules. Under a double-trigger vesting arrangement, accelerated vesting of then-unvested equity awards would occur only if, on or within the twelve (12) months following the Change in Control, (a) Executive's employment is terminated by the acquiror (or its successor) without Cause, or (b) Executive resigns for Good Reason.
9)
Conditions to Severance; Release. Any severance or other payments or benefits under Sections 7 and 8 (other than the Accrued Entitlements) are conditioned on Executive: (a) continuing to comply with this Agreement, the Confidentiality Agreement and the Non-Competition Agreement; and (b) signing and not revoking a separation agreement and general release of claims in a form satisfactory to the Company (which may include non-disparagement and cooperation covenants) (the “Release”) that becomes effective and irrevocable no later than sixty (60) days following the termination date (the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance and benefits under Sections 7 and 8 (other than the Accrued Entitlements). Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 11) will not commence until the sixtieth (60th) day following Executive’s separation from service (or later, if required by Section 11); any installments otherwise payable during that period will be paid on that sixtieth (60th) day, with the remainder paid as scheduled. This Section 9 will not limit reimbursements under Section 4(d) or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.
10)
Definitions
a)
Accrued Entitlements. “Accrued Entitlements” means:
i)
Executive’s Base Salary that has been accrued through the effective date of termination, but for which Executive has not yet been paid;
ii)
the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), for Executive and Executive’s eligible dependents, at Executive’s cost, to the extent required and available by law; and
iii)
reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 4(d) above, but for which Executive has not yet been reimbursed.
b)
ASX. “ASX” means ASX Limited ABN 98 008 624 691 or the securities market operated by it, as the context requires.
c)
ASX Listing Rules. “ASX Listing Rules” means the official listing rules, market rules and operating rules of the ASX.
d)
Cause. “Cause” means any of the following:
i)
Executive’s failure to perform Executive’s duties (other than any such failure resulting from death or Disability);
ii)
Executive’s breach of any fiduciary duty to the Company;

iii)
Executive’s engagement in dishonesty, misrepresentation, illegal conduct, gross negligence or gross misconduct related to Executive’s employment duties to the Company or that causes material harm to the Company;
iv)
Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with the Company;
v)
Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; or Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a misdemeanor involving moral turpitude, if such misdemeanor is work-related, or otherwise impairs Executive’s ability to perform services for the Company or results in reputational or financial harm to the Company or its affiliates;
vi)
Executive’s willful unauthorized disclosure of Company Confidential Information (as defined in the Confidentiality Agreement);
vii)
Executive’s chronic use of alcohol and/or illegal drugs interfering with Executive’s performance of Executive’s obligations to the Company;
viii)
Executive’s breach of any material obligation under this Agreement, the Confidentiality Agreement, or any other agreement between Executive and the Company;
ix)
Executive’s engagement in conduct that brings the Company into substantial public disgrace or disrepute;
x)
any material failure by Executive to comply with the Company’s policies, rules and standards of conduct, as they may be in effect from time to time during the Employment Term; or
xi)
the Company’s severe financial distress, whereby the Company is in the process of winding down its business and Executive’s employment or role with the Company is terminated in connection with such winding down.
e)
Change in Control. “Change in Control” has the meaning given to such term in the Equity Plan.
f)
Disability. “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.
g)
Good Reason. “Good Reason” means Executive’s termination of Executive’s employment in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent:
i)
a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to such reduction;
ii)
a material reduction by the Company in Executive’s rate of annual base salary; provided, however, that, a one-time reduction of annual base salary of not more than 10% that also applies to substantially all other similarly situated executives of the Company will not constitute “Good Reason”; or

iii)
a material change in the geographic location of Executive’s primary work facility or location; provided that a relocation of less than 50 miles from Executive’s then-present primary work facility or location will not be considered a material change in geographic location.

In order for Executive’s termination of Executive’s employment to be for Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and Executive must terminate Executive’s employment within thirty (30) days following the expiration of the Cure Period.

11)
Section 409A.
a)
Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.
b)
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
c)
Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
d)
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

e)
To the extent that any reimbursement or in-kind benefit plan or arrangement in which Executive participates, provides for Deferred Compensation Separation Benefits and does not otherwise comply with Section 409A, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to the applicable reimbursement or benefit is not subject to liquidation or exchange for another benefit or payment, and (iii) to the extent there is any reimbursement of an expense, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, in-kind benefits will only be provided, and reimbursements will only be made for expenses incurred, during Executive’s lifetime.
f)
This Agreement is intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted according to such intent. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
12)
Limitation on Payments (Section 280G). In the event that the benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section 12 would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); third, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and fourth, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by a nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 12. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 12.

13)
Compliance with ASX Listing Rules. Notwithstanding anything to the contrary in this Agreement, any benefits provided for in this Agreement or otherwise payable to Executive is subject to, and the Company must comply with, the ASX Listing Rules for so long as the Company is listed on the ASX.
14)
Company Matters.
a)
Proprietary Information and Inventions. Executive acknowledges and agrees that, as a condition of employment, Executive is required to sign and abide by the terms of the Amaero Advanced Materials & Manufacturing, Inc. At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”), including, without limitation, the provisions governing the non-disclosure of confidential information and all restrictive covenants contained therein.
b)
Non-Competition Agreement. As a condition of the compensation and benefits under this Agreement, Executive is required to execute and comply with a separate non-competition agreement (the “Non-Competition Agreement”), attached hereto as Exhibit B, compliance with which conditions the post-term vesting of the PSU Grant under Section 3(d).
c)
Ventures. If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.
d)
Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidentiality Agreement.
15)
Arbitration. IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, THE COMPANY’S PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION AND OTHER BENEFITS PAID OR PROVIDED TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT.
16)
Indemnification and D&O Insurance. Subject to applicable law, the Company will indemnify Executive to the fullest extent permitted by its charter and bylaws and any separate written indemnification agreement, on terms no less favorable than provided to any other Company executive officer or director, and will maintain commercially reasonable directors’ and officers’ liability insurance covering Executive during the Employment Term.

17)
Assignment. This Agreement will inure to the benefit of any successor of the Company, and accordingly any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for such purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
18)
Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, or mailed by United States first-class mail, postage prepaid, directed to the Party to be notified at the address indicated for such Party on the signature page to this Agreement, or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery or five (5) days after the date of mailing.
19)
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
20)
Integration. This Agreement, together with the Confidentiality Agreement, the Non-Competition Agreement, the Equity Plan and the applicable award agreements, constitutes the entire agreement between the Parties regarding its subject matter and supersedes all prior or contemporaneous agreements, whether written or oral, including the Prior Offer Letter. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
21)
Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
22)
Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.
23)
Governing Law. This Agreement will be governed by the laws of the State of Delaware (with the exception of its conflict of law provisions).
24)
Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
25)
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

26)
Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.
27)
Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.
28)
Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity or in the Confidentiality Agreement. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or privileged attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
29)
Attorney’s Fees. Except as otherwise agreed, each Party will bear its own attorneys’ fees and costs incurred in any dispute arising out of this Agreement or the employment relationship.
30)
Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of their affiliates pursuant to any such law, government regulation or stock exchange listing requirement), including for any violations of the Confidentiality Agreement, if applicable.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”
AMAERO INC.

By:	/s/ Brett Paduch
Name:	Brett Paduch
Its:	Chief Financial Officer

Address:	130 Innovation Drive MacDonald, TN 37353

“EXECUTIVE”

Hank Holland, an Individual

/s/ Hank Holland

Address:

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

EXHIBIT A

Confidentiality Agreement

EXHIBIT B

Non-Competition Agreement